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EXHIBIT 99.1


                                                           FOR IMMEDIATE RELEASE

                                                     CONTACT:  WILLIAM J. KERLEY
                                                         CHIEF FINANCIAL OFFICER
                                                                  (404) 262-3252


               JDN REALTY CORPORATION ANNOUNCES NEW $150 MILLION
                            UNSECURED LINE OF CREDIT

ATLANTA, Georgia (May 28, 1997) - JDN Realty Corporation (NYSE: JDN) today announced that it has closed on a new $150 million, unsecured line of credit, which replaces the Company's existing $40 million, secured line of credit. The line of credit is led by Wachovia Bank of Georgia, N.A. as agent, with PNC Bank, Bankers Trust Company, Commerzbank, A.G., Mellon Bank and the Bank of Nova Scotia as participants in the bank group. The new line of credit initially bears interest at LIBOR plus 140 basis points, with possible further reductions in cost upon the Company's attaining an investment-grade rating.

Commenting on the announcement, J. Donald Nichols, chairman and chief executive officer, stated, "We are extremely pleased in making this announcement. It is further evidence of the confidence that the investment community has in JDN. This unsecured line of credit provides the Company with greater financial flexibility to pursue additional development, redevelopment and acquisition activities."

JDN Realty Corporation is a real estate company specializing in the development and asset management of retail shopping centers anchored by value-oriented retailers. Headquartered in Atlanta, Georgia, the Company owns and operates 53 properties, containing approximately 6.5 million square feet of gross leasable area, located in ten states, primarily in the Southeast. The common stock of JDN Realty Corporation is listed on the New York Stock Exchange under the symbol JDN.

    For additional information, visit JDN Realty Corporation's home page at:
                           http://www.irinfo.com/jdn